Exhibit 99

Acadia Healthcare Reports First Quarter Adjusted EPS of $0.21

Revenue Totals $161 Million, with 8.8% Growth in Same Facility Revenue

Completes Previously Announced Acquisition of Two Facilities in Puerto Rico and Florida

Increases 2013 Earnings Guidance to Range of $1.00 to $1.03 from Prior Range of $0.96 to $1.00

FRANKLIN, Tenn.--(BUSINESS WIRE)--May 1, 2013--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the first quarter ended March 31, 2013. Revenue increased 80.0% for the first quarter to $161.2 million from $89.6 million for the first quarter of 2012. Income from continuing operations was $4.1 million, or $0.08 per diluted share, for the first quarter of 2013 compared with $3.3 million, or $0.10 per diluted share, for the first quarter of 2012. Adjusted income from continuing operations increased 178.9% to $10.6 million for the first quarter of 2013 from $3.8 million for the first quarter of 2012. The adjusted results for the first quarter of 2013 exclude debt extinguishment costs of $9.4 million and transaction-related expenses of $1.5 million and, for the first quarter of 2012, exclude transaction-related expenses of $0.7 million. Adjusted income from continuing operations per diluted share increased 75.0% to $0.21 for the first quarter of 2013 from $0.12 for the first quarter of 2012, which reflected a 55.4% increase in weighted average shares outstanding for the comparable quarters, primarily due to Acadia’s public equity offerings in May 2012 and December 2012. A reconciliation of all GAAP and non-GAAP financial results in this release is on pages 7 and 8.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, commented, “Acadia’s strong revenue and margin performance continued in the first quarter of 2013. Our revenue growth reflected an increase of over 1,200 beds in the 12 months preceding the end of the quarter, primarily through the acquisition of 12 facilities and the addition of approximately 200 beds to existing facilities. The addition of new beds in our same-facility base contributed to an 8.8% increase in patient days for the quarter, which drove an 8.8% increase in same facility revenue. Our growth continued to generate increased same facility operating leverage, in addition to the positive impact of our increased productivity, as reflected in the same facility EBITDA margin increase of 390 basis points to 25.0% for the first quarter of 2013 from 21.1% for the first quarter last year. Adjusted consolidated EBITDA more than doubled compared to the prior year period for the third consecutive quarter, to $30.5 million, or 18.9% of consolidated revenue, from $15.2 million for the first quarter of 2012.

“At the end of the first quarter, the Company had cash and cash equivalents of $99.8 million and approximately $100 million of availability under our revolving credit facility. Our ratio of total net debt to trailing 12 months adjusted EBITDA at the end of the quarter was 3.8. We remain confident of our ability to fund our growth strategies for 2013.”

Acadia also today announced that it has completed the previously announced acquisition of two acute inpatient psychiatric facilities in San Juan, Puerto Rico and Tampa, Florida. The San Juan facility, which produced 2012 revenues of approximately $25 million, is licensed for 108 beds and has a certificate of need to build 100 additional beds. The Tampa facility, with 75 beds, is under construction with a scheduled opening in the third quarter of 2013.

Based on the Company’s performance for the first quarter and the completion of this acquisition, Acadia increased its guidance for 2013 adjusted earnings per diluted share to a range of $1.00 to $1.03 from the prior range of $0.96 to $1.00. This updated guidance also incorporates the impact of the Company’s recent debt issuance, as well as the estimated impact of sequestration on the Company’s Medicare reimbursement for the balance of 2013. The Company’s guidance does not include the impact of any future acquisitions.

Acadia will hold a conference call to discuss its second quarter financial results at 9:00 a.m. Eastern Time on Thursday, May 2, 2013. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website or at www.earnings.com. The webcast of the conference call will be available through May 16, 2013.

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to complete acquisitions and successfully integrate the operations of the acquired facilities; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from the government and third-party payors; (iv) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (v) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 46 behavioral healthcare facilities with approximately 3,700 licensed beds in 21 states and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

Acadia Healthcare Company, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per share amounts)

Revenue before provision for doubtful accounts	$165,705	$91,268
Provision for doubtful accounts	(4,492)	(1,705)
Revenue	161,213	89,563

Salaries, wages and benefits (including equity-based compensation expense of $601 and $578, respectively)	94,351	55,143
Professional fees	9,014	4,173
Supplies	8,598	4,445
Rents and leases	2,327	2,242
Other operating expenses	16,983	8,981
Depreciation and amortization	3,622	1,610
Interest expense, net	8,762	7,282
Debt extinguishment costs	9,350	-
Transaction-related expenses	1,474	695
Total expenses	154,481	84,571
Income from continuing operations before income taxes	6,732	4,992
Provision for income taxes	2,678	1,665
Income from continuing operations	4,054	3,327
(Loss) income from discontinued operations, net of income taxes	(316)	352
Net income	$3,738	$3,679

Basic earnings per share:
Income from continuing operations	$0.08	$0.10
(Loss) income from discontinued operations	(0.01)	0.01
Net income	$0.07	$0.11

Diluted earnings per share:
Income from continuing operations	$0.08	$0.10
(Loss) income from discontinued operations	(0.01)	0.01
Net income	$0.07	$0.11

Weighted-average shares outstanding:
Basic	49,911	32,120
Diluted	50,250	32,333

Acadia Healthcare Company, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2013	December 31, 2012
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$99,775	$49,399
Accounts receivable, net of allowance for doubtful accounts of $10,998 and $7,484, respectively	78,780	63,870
Deferred tax assets	12,573	11,380
Other current assets	21,164	16,332
Total current assets	212,292	140,981
Property and equipment, net	268,531	236,942
Goodwill	565,586	557,402
Intangible assets, net	16,247	15,988
Other assets	22,521	32,100
Total assets	$1,085,177	$983,413

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9,555	$7,680
Accounts payable	20,116	19,081
Accrued salaries and benefits	23,647	28,749
Other accrued liabilities	17,452	16,341
Total current liabilities	70,770	71,851
Long-term debt	560,098	465,638
Deferred tax liabilities - noncurrent	3,822	998
Other liabilities	13,628	12,376
Total liabilities	648,318	550,863
Equity:
Common stock	500	499
Additional paid-in capital	456,798	456,228
Accumulated deficit	(20,439)	(24,177)
Total equity	436,859	432,550
Total liabilities and equity	$1,085,177	$983,413

Acadia Healthcare Company, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands)

Operating activities:
Net income	$3,738	$3,679
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	3,622	1,610
Amortization of debt issuance costs	540	587
Equity-based compensation expense	601	578
Deferred income tax expense	2,455	1,546
Loss (income) from discontinued operations, net of taxes	316	(352)
Debt extinguishment costs	9,350	-
Other	15	19
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(9,522)	(4,686)
Other current assets	(1,072)	(714)
Other assets	(850)	(50)
Accounts payable and other accrued liabilities	(997)	3,484
Accrued salaries and benefits	(7,491)	(1,244)
Other liabilities	(271)	960
Net cash provided by continuing operating activities	434	5,417
Net cash used in discontinued operating activities	(267)	(482)
Net cash provided by operating activities	167	4,935

Investing activities:
Cash paid for acquisitions, net of cash acquired	(22,375)	(90,400)
Cash paid for capital expenditures	(12,764)	(3,911)
Other	(133)	88
Net cash used in investing activities	(35,272)	(94,223)

Financing activities:
Borrowings on long-term debt	150,000	25,000
Net increase in revolving credit facility	-	7,000
Principal payments on long-term debt	(1,875)	(2,000)
Repayment of long-term debt	(52,500)	-
Payment of debt issuance costs	(4,153)	(1,048)
Payment of premium on note redemption	(6,759)	-
Proceeds from stock option exercises	133	58
Excess tax benefit from equity awards	635	-
Net cash provided by financing activities	85,481	29,010

Net increase (decrease) in cash and cash equivalents	50,376	(60,278)
Cash and cash equivalents at beginning of the period	49,399	61,118
Cash and cash equivalents at end of the period	$99,775	$840

Effect of acquisitions:
Assets acquired, excluding cash	$43,330	$93,131
Liabilities assumed	(9,271)	(2,731)
Prior year deposits paid for acquisitions	(11,684)	-
Cash paid for acquisitions, net of cash acquired	$22,375	$90,400

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited)
(Revenue in thousands)

	Three Months Ended March 31,
	2013	2012	% Change
Same Facility Results
Revenue	$97,473	$89,563	8.8%
Patient Days	166,050	152,645	8.8%
Admissions	7,206	6,718	7.3%
Average Length of Stay (a)	23.0	22.7	1.4%

Revenue per Patient Day	$587	$587	0.0%
EBITDA margin	25.0%	21.1%	390 bps

Total Facility Results
Revenue	$160,554	$89,563	79.3%
Patient Days	246,276	152,645	61.3%
Admissions	12,869	6,718	91.6%
Average Length of Stay (a)	19.1	22.7	-15.8%

Revenue per Patient Day	$652	$587	11.1%
EBITDA margin	23.1%	21.1%	200 bps

(a) Average length of stay is defined as patient days divided by admissions.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in thousands)

Net income	$3,738	$3,679
Loss (income) from discontinued operations	316	(352)
Provision for income taxes	2,678	1,665
Interest expense, net	8,762	7,282
Depreciation and amortization	3,622	1,610
EBITDA	19,116	13,884

Adjustments:
Equity-based compensation expense (a)	601	578
Debt extinguishment costs (b)	9,350	-
Transaction-related expenses (c)	1,474	695
Adjusted EBITDA	$30,541	$15,157

See footnotes on page 9.

Acadia Healthcare Company, Inc.
Reconciliation of Adjusted Income from Continuing Operations to Income from
Continuing Operations
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per share amounts)

Income from continuing operations	$4,054	$3,327
Provision for income taxes	2,678	1,665
Income from continuing operations before income taxes	6,732	4,992

Adjustments to income from continuing operations:
Debt extinguishment costs (b)	9,350	-
Transaction-related expenses (c)	1,474	695
Income tax provision/benefit reflecting tax effect of adjustments to income from continuing operations (d)	(6,984)	(1,897)
Adjusted income from continuing operations	$10,572	$3,790

Weighted-average shares outstanding - diluted	50,250	32,333

Adjusted income from continuing operations per diluted share	$0.21	$0.12

See footnotes on page 9.

Footnotes

We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA and Adjusted income from continuing operations, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define EBITDA as net income adjusted for loss (income) from discontinued operations, net interest expense, income tax provision and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense, transaction-related expenses, and debt extinguishment costs.

EBITDA, Adjusted EBITDA and Adjusted income from continuing operations are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA, Adjusted EBITDA and Adjusted income from continuing operations are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of EBITDA, Adjusted EBITDA and Adjusted income from continuing operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA and Adjusted income from continuing operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA, Adjusted EBITDA and Adjusted income from continuing operations when reporting their results. Our presentation of EBITDA, Adjusted EBITDA and Adjusted income from continuing operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents debt extinguishment costs related to the repayment of $52.5 million of the Company's 12.875% Senior Notes due 2018 on March 12, 2013, including a prepayment premium of $6.8 million and the write-off of $2.6 million of deferred financing costs.

(c) Represents transaction-related expenses incurred by Acadia related to acquisitions.

(d) Represents the income tax provision adjusted to reflect the aggregate tax effect of the adjustments to income from continuing operations described above based on effective tax rates.

CONTACT:
Acadia Healthcare Company, Inc.
Brent Turner, 615-861-6000
President